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                                                                    EXHIBIT 4.21








                       [Translated from Chinese Original]

                           CAPITAL INCREASE AGREEMENT

                                       OF


                       BEIJING FUHUA INNOVATION TECHNOLOGY
                              DEVELOPMENT CO., LTD.












                                   MARCH 2008


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This Agreement is entered into in Beijing as of March 3, 2008 by and among the following parties:

PARTY A: BEIJING FUHUA INNOVATION TECHNOLOGY DEVELOPMENT CO., LTD.
Registered Address: Room 938-941, Power C, Corporate Square, No. 35 Financial Street, Xicheng District, Beijing, the People's Republic of China (the "PRC") Postal Code: 100032

PARTY B: WANG JUN
Address: Floor 9, Tower C, Corporate Square, No. 35 Financial Street, Xicheng District, Beijing, the PRC
ID No. :370102197012163311

PARTY C: ZHAO ZHIWEI
Address: Floor 9, Tower C, Corporate Square, No. 35 Financial Street, Xicheng District, Beijing, the PRC
ID No. :110102196307100139

Whereas

A. Party A is a limited liability company duly organized and validly existing under the laws of the PRC, with a registered capital of RMB 3,000,000.

B. Party B and Party C are current shareholders of Party A; Party B holds RMB
1.65 million contribution (55%) in the registered capital of Party A, and Party C holds RMB 1.35 million contribution (45%) in the registered capital of Party A.

C Party A intends to increase its registered capital, and Party B and Party C agree to subscribe and contribute to the newly increased registered capital in accordance with this Agreement.

THEREFORE, in accordance with the principle of fairness and mutual benefit, through friendly negotiation, the Parties hereby enter into the following agreements:

1.   Definitions and Interpretations

     1.1  Definitions

Unless otherwise specified herein, the terms used in this Agreement shall have the meanings set forth below:

"Articles of Association" means the amended Articles of Association, which shall reflect the terms of this Agreement executed by the Parties.

"Company" means Beijing Fuhua Innovation Technology Development Co., Ltd.


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"Effective Date" means the date when this Agreement takes effect pursuant to
Article 5.1 herein.

"Newly Increased Registered Capital" means the registered capital Party A intends to increase, i.e. RMB 7 million.

"Increased Registered Capital" means the registered capital of the Company after the capital increase pursuant to this Agreement, i.e. RMB 10 million.

     1.2  Interpretation

The headings of articles herein are provided for the purpose of reference. Such headings shall in no event be used or affected interpretations of the terms herein.

2.   Capital Increase

     2.1 Party A has the registered capital of RMB 3 million and has decided to increase the registered capital to RMB 10 million ("Increased Registered Capital"), in which the amount of the newly increased registered capital is RMB 7 million ("Newly Increased Registered Capital").

     2.2 Party B agrees to contribute RMB 3.85 million to Party B for the subscription of the Newly Increased Registered Capital; Party C agrees to contribute RMB 3.15 million to Party B for the subscription of the Newly Increased Registered Capital. After completing the above capital increase, Party B will account for RMB 5.50 million (55%) in the registered capital of Party A, and Party C will account for RMB 4.50 million (45%) in the registered capital of Party A.

     2.3 Party A agrees Party B and Party C to subscribe for the Newly Increased Registered Capital of Party A pursuant to this Agreement.

     2.4 The Parties shall amend the Articles of Association of Party A and other relevant legal documents pursuant to this Agreement, and assist Party A in completing the registration procedures at the industry and commerce authorities.

3.   Closing

     3.1 Party B and Party C shall contribute all the subscriptions of the Newly Increased Registered Capital to Party A in one payment prior to March 10, 2008.

     3.2 After receiving the payment for the Newly Increased Registered Capital from Party B and Party C, Party A shall immediately arrange a PRC certified accountant to make the capital verification of the capital contributed by Party B and Party C within the time period specified by the Articles of Association, and issue a capital verification report and capital contribution certification to Party B and Party C.


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4.   Representation and Warranties

     Each party hereby represents to the other parties that:

     4.1 It has all the necessary rights, powers and authorizations to enter into this Agreement and perform its duties and obligations hereunder.

     4.2 The execution or performance of this Agreement shall not violate any significant contract or agreement to which it is a party or by which it is or its assets are bounded.

     4.3 This Agreement will constitute legal, valid and binding obligations to such Party, and such obligations can be enforced upon the execution of this Agreement.

5.   Effectiveness

     5.1 The agreement shall be effective upon execution ("Effective Date").

6.   Breach of this Agreement

     6.1 Any non performance of any provision hereof, incomplete performance of any obligation provided hereunder by any Party shall constitute an event of default. The defaulting Party shall assume all the losses of other Parties suffered. If any violation of the obligations hereunder or the misrepresentation made in the representation, undertakings and warranties hereunder fail to be remedied effectively within 15 days after the non-breaching party sent a written notice ( or such other longer time as agreed by the non-breach party in writing), the non-breaching party is entitled to terminate this Agreement immediately unilaterally. The defaulting Party shall assume all the losses of other Parties suffered.

7.   Dispute Resolution

     7.1 Any dispute arises from the interpretation or performance of terms hereof by the parties, shall be settled through friendly consultation. If the parties fail to make an written agreement after consultation, the dispute shall be submitted for arbitration in accordance with the agreement. The arbitration shall be final and exclusive. Unless otherwise expressly stipulated herein, any party waives expressly its right to submit a dispute to court for a legal action, and the waiver is irrevocable.

     7.2 The arbitration shall be submitted to China International Economic and Trade Arbitration Committee ("Arbitration Committee") to be arbitrated in accordance with then-in-force arbitration rules. The place of arbitration shall be Beijing. Unless otherwise stipulated in the arbitration award, the arbitration fee (including reasonable attorney fees and expenses) shall be borne by the losing party.


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8.   Miscellaneous

     8.1 The failure or delay of any party hereof to exercise any right hereunder shall not be deemed as a waiver thereof, nor any single or partial exercise of any right preclude further exercise thereof in future by the party.

     8.2 Each party hereunder concludes the agreement with legal purpose. Each term hereof is severable and independent from the others. If at any time one or more of such terms is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms hereof shall not in any way be affected thereby; and the parties shall make every endeavor to negotiate and arrive at new terms to substitute the invalid, illegal and unenforceable terms, and preserve as near as possible business purposes of the original terms.

     8.3 Matters not covered in the agreement shall be dealt with by the Parties otherwise, pursuant to Chinese laws.

     8.4 The agreement is executed in five original copies, and are equally authentic. Each party hereto shall hold one copy, and the remaining two shall be used for relevant industry and commerce registration procedures.




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This Agreement is executed by the following parties on March 3, 2008:


Party A: Beijing Fuhua Innovation Technology Development Co., Ltd.
SEAL:


Party B: Wang Jun
Signature:


Party C: Zhao Zhiwei
Signature: